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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TC Pipelines GP, Inc., General Partner of TC Pipelines, LP:

        We consent to the use of our report dated February 13, 2013, with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in partners' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of TC Pipelines, LP, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP

Houston, Texas
May 15, 2013

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm